                                                               EXHIBIT 1A (5)(A)

           [LOGO]

PROTECTIVE LIFE INSURANCE COMPANY / P. O. BOX 2606 / BIRMINGHAM, ALABAMA 35202
A STOCK COMPANY                                                   (205-879-9230)
--------------------------------------------------------------------------------

                         VARIABLE LIFE INSURANCE POLICY

                                  JOHN Q. DOE

                            Policy Number: SPECIMEN

This is a Modified Single Premium Variable Life Insurance Policy ("Policy") which has been issued to the Owner(s). This Policy provides a death benefit.

THE OWNER(S) HAVE THE RIGHT TO RETURN THIS POLICY. THE OWNER(S) MAY CANCEL THIS POLICY AFTER RECEIPT BY RETURNING THE POLICY TO OUR HOME OFFICE, OR TO ANY AGENT OF THE COMPANY, WITH A WRITTEN REQUEST FOR CANCELLATION WITHIN (A) 10 DAYS AFTER RECEIPT; OR (B) 45 DAYS AFTER THE APPLICATION WAS SIGNED; OR (C) 10 DAYS AFTER WE MAIL OR DELIVER A NOTICE OF RIGHT OF WITHDRAWAL, WHICHEVER IS LATER. RETURN OF THIS POLICY BY MAIL IS EFFECTIVE ON RECEIPT BY US. THE RETURNED POLICY WILL BE TREATED AS IF WE HAD NEVER ISSUED IT. IN STATES WHERE PERMITTED, WE WILL PROMPTLY REFUND AN AMOUNT EQUAL TO THE SUM OF: (A) THE DIFFERENCE BETWEEN THE PREMIUMS PAID (AFTER DEDUCTION OF ANY POLICY FEES AND OR OTHER CHARGES) AND THE AMOUNTS ALLOCATED TO THE FIXED ACCOUNT OR THE SUB-ACCOUNTS, PLUS (B) THE VALUE OF THE AMOUNTS ALLOCATED TO THE FIXED ACCOUNT, INCLUDING ANY INTEREST CREDITED ON SUCH AMOUNTS ACCUMULATED TO THE DATE THAT THIS POLICY IS RETURNED TO US, PLUS
(C) THE VALUE OF THE AMOUNTS ALLOCATED TO THE SUB-ACCOUNTS, ADJUSTED TO REFLECT THE NET INVESTMENT EXPERIENCE OF SUCH SUB-ACCOUNTS, TO THE DATE THAT THIS POLICY IS RETURNED TO US. THIS AMOUNT MAY BE MORE OR LESS THAN THE PREMIUM PAYMENT(S). IN STATES WHERE REQUIRED, WE WILL PROMPTLY REFUND THE PREMIUM PAYMENT(S).

                     President                     Secretary

THE POLICY VALUES, THE AMOUNT OF THE DEATH BENEFIT PROVIDED IN THIS CONTRACT, OR THE DURATION OF THE INSURANCE COVERAGE, MAY BE FIXED OR VARIABLE WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE FLUCTUATIONS IN THE NET INVESTMENT FACTOR, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNTS. THERE IS NO GUARANTEED MINIMUM FOR THE PORTION OF YOUR POLICY VALUE IN THE SUB-ACCOUNTS. PLEASE REFER TO PAGE 11 OF THIS POLICY FOR MORE INFORMATION REGARDING THE VARIABLE ACCOUNT. PLEASE REFER TO PAGE 13 FOR A DESCRIPTION OF THE DEATH BENEFIT.

                          READ YOUR CONTRACT CAREFULLY
       THIS POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE COMPANY

                        MODIFIED SINGLE PREMIUM VARIABLE
                             LIFE INSURANCE POLICY
                               NON-PARTICIPATING

                                     INDEX

POLICY SPECIFICATIONS PAGES............................................................          3
TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES............................          3

DEFINITIONS...........................          4
GENERAL PROVISIONS....................          5
    Entire Contract...................          5
    Modification of the Contract......          5
    Misstatement of Age or Sex........          6
    Non-Participating.................          6
    Suicide Exclusion.................          6
    Termination.......................          6
    Representations and
      Contestability..................          6
    Reports...........................          6
    Arbitration.......................          7
CONTROL PROVISIONS....................          7
    The Parties Involved..............          7
    Rights of Owner...................          7
    Contingent Owner..................          7
    Beneficiary.......................          8
    Changing the Owner................          8
    Assignment........................          8
    Protection of Proceeds............          8
    Suspension or Delay in Payment....          8
    Tax Considerations................          8
    Changes in Policy Cost Factors....          9
    Coverage Limitations..............          9
PREMIUMS..............................          9
    Premium Payment(s)................          9
    Allocation of Premium
      Payment(s)......................          9
    Grace Period......................          9
    Reinstatement.....................          9
    Minimum Values....................         10
DEDUCTIONS FROM POLICY VALUE..........         10
    Monthly Deductions................         10
    Policy Expense Charge.............         10
    Cost of Insurance Charge..........         10
    Mortality and Expense Risk
      Charge..........................         10
OTHER DEDUCTIONS......................         10
    Annual Maintainance Fee...........         11
    Transfer Fee......................         11
    Surrender Charge and Premium Tax
      Recovery Charge.................         11
BASIS OF COMPUTATIONS FOR COST OF
  INSURANCE CHARGE....................         11
FIXED ACCOUNT.........................         11
    Calculation of the Fixed Account
      Value...........................         11
    Interest Credited.................         11
VARIABLE ACCOUNT......................         11
    General Description...............         11
    Sub-Accounts of the Variable
      Account.........................         12
    Valuation of Assets...............         12
    Calculation of Sub-Account
      Values..........................         12
    Net Investment Factor.............         13
DEATH BENEFIT.........................         13
    Death Benefit Proceeds............         13
    Amount of Death Benefit
      Proceeds........................         13
    Payment of Death Benefit
      Proceeds........................         13
    Suspension of Payment.............         14
    Creditor Claims...................         14
TRANSFERS.............................         14
    Transfer Rights...................         14
SURRENDERS AND WITHDRAWALS............         14
    Surrenders........................         14
    Surrender Charge and Premium Tax
      Recovery Charge.................         14
    Withdrawals.......................         15
    Annual Withdrawal Amount..........         15
    Decreasing the Face Amount........         16
POLICY LOANS..........................         16
    Right to Make Loans, Policy
      Debt............................         16
    Maximum Loan......................         16
    Interest..........................         16
    Preferred Loan....................         16
    Collateral........................         16
    Repaying Policy Debt..............         17
CHANGING THIS POLICY..................         17
    Change Approval...................         17
    Increasing the Face Amount........         17
SETTLEMENT OPTIONS....................         17
    Availability of Options...........         17
    Minimum Amounts...................         17
    Electing a Settlement Option......         18
    Effective Date and Payment Date...         18
    Description of Options............         18

                             POLICY SPECIFICATIONS

POLICY NUMBER: SPECIMEN

POLICY ISSUE DATE: OCTOBER 1, 1997             POLICY EFFECTIVE DATE: OCTOBER 1, 1997

INSURED: JOHN Q. DOE                           ISSUE AGE: 35 SEX: MALE

INITIAL FACE AMOUNT: $100,000                  MINIMUM FACE AMOUNT: $10,000

INITIAL PREMIUM PAYMENT: $16,107.21            MONTHLY ANNIVERSARY DAY: 1

OWNER: JOHN Q. DOE                             RATE CLASS: NON-SMOKING

                                                                                     MONTHLY CHARGE
     RIDER NUMBER                   SCHEDULE OF BENEFITS                           DURING FIRST YEAR
----------------------  --------------------------------------------  --------------------------------------------


*******************************************************************************************

GUARANTEED INTEREST RATE FOR FIXED ACCOUNT  4% ANNUALLY (.3274% MONTHLY)

PREFERRED LOAN INTEREST RATE:  4.50% ANNUALLY (.3675% MONTHLY)

INITIAL ANNUAL EFFECTIVE INTEREST RATE FOR FIXED ACCOUNT DURING THE FIRST POLICY YEAR 5.0%

THIS POLICY PROVIDES LIFE INSURANCE COVERAGE ON THE INSURED UNTIL TERMINATION, PROVIDED THAT THE POLICY VALUE IS SUFFICIENT TO COVER THE DEDUCTIONS FOR THE COST OF THE BENEFITS OF THIS POLICY. THERE MAY BE LITTLE OR NO SURRENDER VALUE PAYABLE ON CONTRACT TERMINATION.

                               MONTHLY DEDUCTIONS

The following charges and fees will be deducted monthly on each Monthly Anniversary Day based on the Policy Value and the Variable Account Value as applicable. These Monthly Deductions are:

POLICY EXPENSE CHARGE: .058% per month of the Policy Value as of the Valuation Day which coincides with each Monthly Anniversary Day will be deducted from the Variable Account and Fixed Account Value in all Policy Years. This is equivalent to an annual rate of .70% of such amount.

MORTALITY AND EXPENSE RISK CHARGE: Every month the Company deducts a Mortality and Expense Risk Charge. The maximum monthly Mortality and Expense Risk Charge to be deducted is equal to .075% multiplied by the Variable Account Value, which is equivalent to an annual rate of .90% of such amount. The Company reserves the right to charge less than the maximum charge. Accordingly, during Policy Years 1 through 10, the monthly Mortality and Expense Risk Charge is .075% multiplied by the Variable Account Value, which is equivalent to an annual rate of .90% of such amount. In Policy Years 11 and thereafter, the Monthly Mortality and Expense Risk Charge is 0.42% multiplied by the Variable Account Value, which is equivalent to an annual rate of .50% of such amount.

COST OF INSURANCE CHARGE: The current monthly charge is the lesser of: (1) .054% multiplied by the Policy Value during Policy Years 1 through 10 and .046% multiplied by the Policy Value in Policy Years 11 and thereafter; or (2) the Guaranteed Maximum Monthly Cost of Insurance as calculated using the table below. The Company reserves the right to charge the Guaranteed Maximum Monthly Cost of Insurance.

To calculate the monthly cost of insurance based on the table below, the Company will: (1) divide the Death Benefit at the beginning of the policy month by the sum of 1 plus the monthly guaranteed interest rate which is shown on the Policy Specifications Page; (2) reduce the result by the amount of the Policy Value (prior to deducting any monthly fees and charges) at the beginning of the policy month; (3) multiply the difference by the Cost of Insurance Rate shown below; divided by 1,000.

               GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK

   ATTAINED                    ATTAINED                    ATTAINED                     ATTAINED                     ATTAINED
      AGE          RATE           AGE          RATE           AGE           RATE           AGE           RATE           AGE
---------------  ---------  ---------------  ---------  ---------------  ----------  ---------------  ----------  ---------------
           0                          20                          40     $   .19837            60     $  1.10872            80
           1                          21                          41         .21337            61        1.22399            81
           2                          22                          42         .22921            62        1.35683            82
           3                          23                          43         .24672            63        1.50726            83
           4                          24                          44         .26590            64        1.67446            84
           5                          25                          45         .28758            65        1.85761            85
           6                          26                          46         .31092            66        2.05588            86
           7                          27                          47         .33594            67        2.26846            87
           8                          28                          48         .36346            68        2.49956            88
           9                          29                          49         .39348            69        2.75590            89
          10                          30                          50         .42768            70        3.07023            90
          11                          31                          51         .46688            71        3.40320            91
          12                          32                          52         .51192            72        3.75991            92
          13                          33                          53         .56365            73        4.19334            93
          14                          34                          54         .62121            74        4.67004            94
          15                          35     $  .14418            55         .68546            75        5.18002            95
          16                          36        .15168            56         .75557            76        5.71918            96
          17                          37        .16169            57         .82985            77        6.28340            97
          18                          38        .17252            58         .91249            78        6.87612            98
          19                          39        .18420            59        1.00517            79        7.51606            99

   ATTAINED
      AGE           RATE
---------------  -----------
           0     $   8.22374
           1         9.01809
           2         9.91568
           3        10.91280
           4        11.99039
           5        13.12417
           6        14.29993
           7        15.49991
           8        16.71909
           9        17.97489
          10        19.28573
          11        20.68242
          12        22.21790
          13        24.04369
          14        26.50346
          15        30.20739
          16        36.35803
          17        47.21179
          18        66.20701
          19        83.33333

GUARANTEED MAXIMUM COST OF INSURANCE RATES FOR THE RATE CLASS SHOWN ON PAGE 3 ARE EQUAL TO THE ABOVE RATES INCREASED BY $0.000 EACH MONTH.

                                OTHER DEDUCTIONS

TRANSFER FEE. A $25 charge may be deducted from the Policy Value being transferred for each transfer request in excess of 12 during a Policy Year.

ANNUAL MAINTENANCE FEE: $35.00 will be deducted from the Policy Value on each Policy Anniversary. Currently, the Company will waive this fee on a Policy Anniversary if the Policy Value on such date equals or exceeds $50,000.

CHARGES FOR BENEFITS UNDER RIDERS: Every month the Company deducts a charge for any riders.

SURRENDER CHARGE AND PREMIUM TAX RECOVERY CHARGE. If this Policy is surrendered, or if this Policy lapses, or if an amount greater than the Annual Withdrawal Amount is requested by the Owner, during the first nine Policy Years following each Premium Payment, we will deduct a Surrender Charge and Premium Tax Recovery Charge from the amount surrendered as set forth below. After the ninth Policy Year following each Premium Payment no Surrender Charge or Premium Tax Recovery Charge will be assessed.

The Surrender Charge and Premium Tax Recovery Charge are applied to and calculated separately for each Premium Payment. Surrender Charges and Premium Tax Recovery Charges shall not apply to the amount by which your Policy Value exceeds cumulative Premium Payments made as of the date the withdrawal request is received at our Home Office.

ANNUAL WITHDRAWAL AMOUNT is the amount you may withdraw during a Polcy Year and not incur a Surrender Charge or Premium Tax Recovery Charge. The Annual Withdrawal Amount is (i) an amount equal to 10% of the initial Premium Payment made if the Withdrawal request is received during the first Policy Year or

(ii) an amount equal to 10% of all Premium Payments made as of the last Policy Anniversary, net of all Premium Payment withdrawn if the Withdrawal is received after the first Policy Year. If the aggregate Withdrawals in a Policy Year exceed this Annual Withdrawal Amount, the additional amount that may be withdrawn that Policy Year without incurring a Surrender Charge or Premium Tax Recovery Charge is equal to the remaining Policy Value that exceeds Premium Payments made. This determination will be made as of the date the Withdrawal request is received at our Home Office.

   DURING               SURRENDER CHARGE                           YEARS PREMIUM TAX RECOVERY CHARGE
   POLICY            AS A PERCENTAGE OF EACH           DURING           AS A PERCENTAGE OF EACH
    YEARS           PREMIUM PAYMENT WITHDRAWN          POLICY          PREMIUM PAYMENT WITHDRAWN
          1                         9%                        1                     2.50%
          2                         8%                        2                     2.25%
          3                         7%                        3                     2.00%
          4                         6%                        4                     1.75%
          5                         5%                        5                     1.60%
          6                         4%                        6                     1.25%
          7                         3%                        7                     1.00%
          8                         2%                        8                      .75%
          9                         1%                        9                      .50%
         10+                        0%                       10+                       0

ALLOCATION OF PREMIUM PAYMENTS:

Protective Variable Life Separate Account

        Sub-Accounts:

    Goldman Sachs/PIC Growth & Income         10.00%

    Goldman Sachs/PIC Global                  10.00%

    Goldman Sachs/CORE U.S. Equity            10.00%

    Calvert CRI Strategic Growth              10.00%

    Calvert CRI Balanced                      10.00%

    MFS Emerging Growth                       10.00%

    MFS Growth with Income                    10.00%

    Oppenheimer Aggressive Growth             10.00%

    Oppenheimer Strategic Bond                10.00%

Protective Life General Account:

Fixed Account                                 10.00%

                                  DEFINITIONS

ANNUAL WITHDRAWAL AMOUNT. Is the annual amount you may withdraw during a Policy Year and not incur a Surrender Charge or a Premium Tax Recovery Charge as shown on the Policy Specifications Page.

ATTAINED AGE. The Insured's age as of the last birthday on the Policy Effective Date plus the number of complete Policy Years since the Policy Effective Date.

BENEFICIARY. The Beneficiary is the person entitled to receive the Death Benefit proceeds upon the death of the Insured.

    PRIMARY. Where a Primary Beneficiary is living, such person is the Beneficiary. The Primary Beneficiary is the person named as the "Primary Beneficiary" in the Application, unless changed.

    CONTINGENT. Where no Primary Beneficiary is living, the "Contingent Beneficiary", as named in the Application, is the Beneficiary, unless changed. If the Contingent Beneficiary is not living, or if no Beneficiary has been designated, We will pay the Owner(s) or Owner's estate.

    IRREVOCABLE. An Irrevocable Beneficiary is one whose consent is necessary to change the Beneficiary or exercise certain other rights.

CASH VALUE. Is equal to the Policy Value minus any applicable Surrender Charge and Premium Tax Recovery Charge.

DEATH BENEFIT. The greater of the Face Amount of insurance on the Insured's date of death or a specified percentage of the Policy Value on the date of the Insured's Death (see page 13).

DEATH BENEFIT PROCEEDS. The amount payable to the Beneficiary if the Insured dies while the Policy is in force which is equal to the Death Benefit less any Policy Debt and unpaid Monthly Deductions if the Insured dies during a grace period.

FACE AMOUNT. Initially the Face Amount is shown on the Policy Specifications Page. Thereafter, the Face Amount may be increased in accordance with the terms of this Policy or may change in accordance with the Death Benefit and Withdrawal provisions.

FIXED ACCOUNT. Part of our General Account to which Policy Value may be transferred or Premium Payments allocated under a Policy.

FIXED ACCOUNT VALUE.  The Policy Value in the Fixed Account.

FUND. An investment portfolio of Protective Investment Company or any other open- end management investment company or unit investment trust in which a Sub-Account invests.

GENERAL ACCOUNT. The assets of the Company other than those allocated to the Variable Account or another separate account.

HOME OFFICE. 2801 Highway 280 South, Birmingham, Alabama, 35223. Insured. The person whose life is insured by this Policy.

ISSUE AGE.  The Insured's age as of the last birthday on the Policy Effective
Date.

ISSUE DATE. The date this Policy is issued. The Issue Date may be a later date than the Policy Effective Date if the initial Premium Payment is received at the Home Office before the Issue Date.

LAPSE. Termination of this Policy at the expiration of the Grace Period while the Insured is still living.

LOAN ACCOUNT. An account within the Company's General Account to which the Fixed Account Value and/ or Variable Account Value is transferred as collateral for policy loans.

LOAN ACCOUNT VALUE.  The Policy Value in the Loan Account.

MONTHLY ANNIVERSARY DAY. The same day of the month as the Policy Effective Date. The Monthly Anniversary Day is shown on the Policy Specifications Page.

MONTHLY DEDUCTIONS. The fees and charges deducted monthly based on the Policy Value and/or Variable Account Value as described on the Policy Specifications Page.

NET AMOUNT AT RISK. As of any Monthly Anniversary Day, the Death Benefit under this Policy (discounted for the upcoming Policy Month) less the Policy Value (before the Monthly Deductions as shown on the Policy Specifications Page).

NET ASSET VALUE PER SHARE. The value per share of any Fund as computed on any Valuation Day as described in the Fund prospectus.

OWNER. The person(s) who own this Policy. Herein referred to as "you" or "your".

POLICY ANNIVERSARY.  The same day in each Policy Year as the Policy Effective
Date.

POLICY DEBT.  The sum of all outstanding policy loans plus accrued interest.

POLICY EFFECTIVE DATE. The date shown on the Policy Specifications Page and on which coverage takes effect. Policy Years are measured from the Policy Effective Date. For any decrease or other changes to coverage, the effective date shall be the Monthly Anniversary Day on or next following the date the change is approved by the Company. The Policy Effective Date will never be the 29th, 30th or the 31st of a month.

POLICY VALUE. The sum of the Variable Account Value, the Fixed Account Value and the Loan Account Value.

POLICY YEAR.  Each period of 12 months commencing with the Policy Effective
Date.

PREMIUM PAYMENT(S). The amount(s) paid by the Owner(s) to purchase and maintain this Policy.

PROTECTIVE LIFE INSURANCE COMPANY. Herein referred to as "We", "Us", "Our" and "Company".

SETTLEMENT OPTION. Alternative to a lump sum for payment by Us under the Death Benefit and surrender provisions of this Policy.

SUB-ACCOUNT. A separate division of the Variable Account. Each Sub-Account invests in a corresponding Fund.

SUB-ACCOUNT VALUE.  The Policy Value in a Sub-Account as defined on Page 12.

SURRENDER VALUE.  The Cash Value minus any outstanding Policy Debt.

UNIT.  A unit of measurement used to calculate the Sub-Account Values.

VALUATION DAY. Each day the New York Stock Exchange is open for business except Federal and other holidays and days when the Company is not otherwise open for business.

VALUATION PERIOD. The period commencing at the close of regular trading on the New York Stock Exchange on any Valuation Day and ending at the close of regular trading on the New York Stock Exchange on the next succeeding Valuation Day.

VARIABLE ACCOUNT. The Protective Variable Life Separate Account, a separate investment account of the Company to which Policy Value may be transferred or Premium Payments may be allocated.

VARIABLE ACCOUNT VALUE.  The sum of all Sub-Account Values.

WITHDRAWAL. A withdrawal by the Owner(s) of an amount of Cash Value that is less than the Surrender Value.

WRITTEN NOTICE. A written notice or request that is received by the Company at the Home Office.

                               GENERAL PROVISIONS

ENTIRE CONTRACT. This Policy, any riders and/or endorsements attached hereto, and the Application, a copy of which is attached, and all subsequent applications, constitute the entire contract. Any application for reinstatement becomes part of this Policy if the reinstatement is approved by the Company. This Policy is issued in consideration of payment of the initial Premium Payment shown on the Policy Specifications Page.

MODIFICATION OF THE CONTRACT. No change or waiver of the terms of this Policy is valid unless made by Us, in writing, and approved by the President, Secretary or a Vice President of the Company. We reserve the right to change the provisions of this Policy to conform to any applicable laws, or applicable regulations or rulings issued by a government agency.

MISSTATEMENT OF AGE OR SEX. Questions in the Application concern the Insured's date of birth and sex. If the date of birth or sex given in the Application or any Application for Riders is not correct, the Death Benefit and any benefits provided under any Riders to this Policy will be adjusted to those which would have been purchased at the Policy Effective Date, at the correct age and sex. The Cash Value will be recalculated by recreating this Policy from Policy Effective Date to the present date with the revised amount of insurance.

NON-PARTICIPATING. This Policy does not share in our surplus or profits and does not pay dividends.

SUICIDE EXCLUSION. If the Insured commits suicide, while sane or insane, within two years from the Policy Effective Date, the Company's total liability shall be limited to the Premium Payments made before death, less any Policy Debt and less any withdrawals. If the Insured commits suicide, while sane or insane within two years from the effective date of any increase in the Face Amount, the Company's total liability with respect to such increase shall be limited to the sum of the monthly cost of insurance charge deducted for such increase.

TERMINATION. All coverage under this Policy shall terminate when any one of the following events occurs:

    (1) The Owner(s) requests a full surrender. A surrender will require a return of this Policy.

    (2) The Insured dies.

    (3) The Policy lapses, as described in the sub-section entitled "Grace Period" under "Premiums" and the sub-section entitled "Collateral" under "Policy Loans".

REPRESENTATIONS AND CONTESTABILITY. In issuing this Policy, the Company relies on all statements made by or for the Insured in the Application or in a supplemental application. Legally, these statements are considered to be representations and not warranties, unless fraud is involved. The Company can contest the validity of this Policy or resist a claim for any material misrepresentation of a fact made on the Application or in a supplemental application for this Policy. We also have the right to contest the validity of any policy change based on material misstatements made in any application for that change. To do so, however, the representation must have been made in the Application, or in a supplemental application. Also, a copy of such application must have been attached to this Policy when issued or made a part of this Policy when changes in coverage became effective.

The Company cannot bring any legal action to contest the validity of this Policy after it has been in force during the lifetime of the Insured for two years from the Policy Effective Date unless fraud is involved.

If there was a rider or endorsement added to this Policy after the Issue Date, or benefits added by a supplemental Policy Specifications Page, the Company cannot contest the validity of any benefits so added after the benefits have been in force during the lifetime of the Insured for two years from the effective date of the addition of the benefits unless fraud is involved.

The Company cannot contest the validity of any reinstated benefits after the reinstated benefits have been in force during the lifetime of the Insured for two years from the date the Company approves the reinstatement application unless fraud is involved.

REPORTS. At least once a year We will send to you at your last known address, a report for this Policy. The report will show as of the end of the report period:
(1) the current Death Benefit; (2) the current Policy Value;(3) the current Fixed Account Value; (4) the current Variable Account Value; (5) the current Loan Account Value; (6) the current Sub-Account Values; (7) Premium Payments made since the last report; (8) any withdrawals since the last report; (9) any policy loans and accrued interest; (10) the current Surrender Value; (11) your current premium allocations; (12) charges deducted since the last report; and
(13) any other information required by law.

In addition, the Company will provide a Report for this Policy at any time upon the Owner's written request. If the Owner(s) requests this information more frequently than annually, the Company may charge a fee which shall not exceed $50.

ARBITRATION. The parties hereby acknowledge that the provision of insurance pursuant to this Policy takes place in and substantially affects interstate commerce and that the Federal Arbitration Act permits and promotes the use of arbitration as a means of dispute resolution in matters arising from interstate commerce.

Any controversy, dispute or claim by any Owner(s), Insured or Beneficiary, or their respective assigns (each referred to herein as "Claimant"), arising out of or relating in any way to this Policy or the solicitation or sale thereof, other than causes of action arising under Federal securities law, shall be submitted to binding arbitration pursuant to the provisions of the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. Absent consolidation of arbitration as provided for below, such arbitration shall be governed by the rules and provisions of the Dispute Resolution Program for Insurance Claims of the American Arbitration Association ("AAA"). The arbitration panel shall consist of three (3) arbitrators, one (1) selected by the Company, one (1) selected by the Claimant and one (1) selected by the arbitrators previously selected.

If a Claimant, the Company or a third-party have any dispute between or among them or any of them that is directly or indirectly related to any dispute governed by this arbitration provision, the Claimant and the Company consent to the consolidation of the dispute governed by this arbitration provision with such other dispute; if such other dispute is governed by an arbitration agreement that selects the forum and rules of the National Association of Securities Dealers, Inc. or the New York Stock Exchange, Inc., the Claimant and the Company shall be deemed to have consented to the jurisdiction of such other forum to the extent allowed by law and will abide by the rules, provisions and interpretations thereof, including those for selection of arbitrators.

It is understood and agreed that the arbitration shall be binding upon the parties, that the parties are waiving their right to seek remedies in court, including the right to jury trial; and that an arbitration award may not be set aside in later litigation except upon the limited circumstances set forth in the Federal Arbitration Act.

Judgment upon the award rendered by the arbitrator(s) may be entered in any Court having jurisdiction thereof. The arbitration expenses shall be borne by the losing party or in such proportion as the arbitrator(s) shall decide.

                               CONTROL PROVISIONS

THE PARTIES INVOLVED. The Owner(s) is the person(s) who owns this Policy as shown on the Policy Specifications Page, on an endorsement or on an amendment to the Application. The Owner is the Insured unless someone else is named as the Insured. The Insured is the person whose life this Policy insures.

RIGHTS OF OWNER. While the Insured is living, the Owner(s) may exercise all rights and benefits contained in this Policy or allowed by the Company. These rights include assigning this Policy, changing beneficiaries, changing ownership, enjoying all benefits and exercising all policy provisions. The use of these rights may be subject to the consent of any assignee or irrevocable Beneficiary.

If a Partnership has any rights under this Policy, such rights shall belong to the Partnership as it exists when the right is exercised.

CONTINGENT OWNER. If the Owner is not the Insured, the Owner(s) may name a Contingent Owner provided such request is made in writing on a form acceptable to Us. The Contingent Owner will become the Owner if the Owner(s) die. If there is not a Contingent Owner named when the Owner(s) die, the estate of the last Owner to die will become the Owner.

BENEFICIARY. A Beneficiary is any person named by the Owner(s) on the Company's records to receive the Death Benefit proceeds on the Insured's death. There may be different classes of Beneficiaries such as primary and contingent. These classes set the order of payment of the Death Benefit. The Owner(s) may change the Beneficiary at any time prior to the Insured's death. To make a change, We must receive a written request satisfactory to Us at our Home Office. If an irrevocable Beneficiary has been designated however, such designation cannot be changed or revoked without the irrevocable Beneficiary's written consent. Any change of Beneficiaries is effective on the date the request was signed. Provided, however, We will not be liable for any payment We make before such request has been received and acknowledged at our Home Office.

CHANGING THE OWNER. The Owner(s) may be changed at any time prior to the Insured's death. To make a change, We must receive from the Owner(s) a written request satisfactory to Us at our Home Office. Any such change will be effective on the date the request was signed. Provided, however, We will not be liable for any payment We make before such request has been received and acknowledged at our Home Office.

ASSIGNMENT. Upon notice to Us, the Owner(s) may assign his or her rights under this Policy. However, for this assignment to be binding on the Company, it must be in writing and filed at the Home Office. We assume no responsibility for the validity of any assignment. Any claim under any assignment shall be subject to proof of interest and the extent of assignment. Once the Company receives a signed copy of the assignment, the Owner's rights and the interest of any Beneficiary or any other person will be subject to the assignment. An assignment is subject to any Policy Debt.

PROTECTION OF PROCEEDS. To the extent permitted by law, any payment of Death Benefit proceeds, surrender value or any withdrawal shall be free from legal process from the claim of any creditor of the person entitled to them.

SUSPENSION OR DELAY IN PAYMENT. The Company has the right to suspend or delay the date of payment of a withdrawal, loan, surrender, or the Death Benefit proceeds for any period:

1)  when the New York Stock Exchange is closed; or

2)  when trading on the New York Stock Exchange is restricted; or

3) when an emergency exists (as determined by the Securities & Exchange Commission) as a result of which

    (a) the disposal of securities in the Variable Account is not reasonably practicable;or

    (b) it is not reasonably practicable to determine fairly the value of the net assets of the Variable Account; or

4) when the Securities & Exchange Commission, by order, so permits for the protection of security holders.

As to amounts allocated to the Fixed Account, We may defer payment of Death Benefit proceeds for up to two months and any withdrawal, surrender or the making of a policy loan for up to six months after We receive a written request.

If We delay payment of surrender benefits under this Policy, We will pay the Owner interest at the rate specified under applicable state law as required, if any, at the time of the surrender request.

TAX CONSIDERATIONS. In order to receive the tax treatment afforded to life insurance contracts under federal tax laws, this Policy must qualify and continue to qualify as a life insurance contract under the Internal Revenue Code of 1986, as amended. The Company reserves the right to decline to (a) accept a Premium Payment and (b) process a Withdrawal if the Premium Payment or Withdrawal would cause this Policy to fail to qualify as a life insurance contract. The Company also reserves the right to refund a Premium Payment if such refund is necessary and prevents this Policy from failing to qualify as a life insurance contract.

We also reserve the right to make changes to this Policy or to any riders or to make distributions from this Policy to the extent We consider necessary for this Policy to continue to qualify as a life insurance contract. Such changes will apply uniformly to all affected policies. You will receive advance written notification of such changes.

CHANGES IN POLICY COST FACTORS. Changes in credited rates, cost of insurance charges and mortality and expense risk charges will be by class and will be based upon changes in future expectations of such factors as investment earnings, mortality, persistency, expenses, and taxes.

COVERAGE LIMITATIONS. Unless the health and other conditions of the Insured on the date that this Policy is delivered to the Owner(s) is the same as that indicated in the application, the Company reserves the right to cancel this Policy or re-underwrite this Policy and make appropriate adjustments to the monthly cost of insurance charge.

                                    PREMIUMS

PREMIUM PAYMENT(S). Premium Payment(s) are payable at our Home Office or to any Agent of the Company. Premium Payment(s) must be made by check payable to Protective Life Insurance Company or by any other method which the Company deems acceptable. Upon request, a receipt for Premium Payment(s) will be sent. The Initial Premium Payment is shown on Page 3. After the first Policy Anniversary, the Company will accept, subject to the terms of this Policy, additional Premium Payments. Any subsequent Premium Payments made will generally require an increase in the Face Amount of this Policy which will be subject to evidence of insurability. Refer to the section "Changing This Policy" for provisions outlining Increases in Face Amount. The Company reserves the right to apply all subsequent Premium Payments first to Policy Debt, if any, as a loan repayment before application to the Sub-Accounts and/or the Fixed Account.

The Company has the right not to accept any Premium Payment in the event that it is determined in the Company's discretion that the Premium Payment will cause this Policy to fail to qualify as a life insurance contract under federal tax laws. The Company will immediately return the amount of any such Premium Payment that would cause this Policy to fail to so qualify.

No insurance will take effect until the initial Premium Payment is paid and the health and other conditions of the Insured are determined to be the same as that described in the Application on the date this Policy is delivered.

ALLOCATION OF PREMIUM PAYMENT(S). Premium Payments, net of initial charges, will be allocated to the Sub-Accounts and the Fixed Account on the date We receive them according to the instructions of the Owner(s) in the Application or subsequent written notice. Owner(s) may change the allocations in effect at any time by Written Notice. Allocations must be made in whole percentages. The minimum amount that can be allocated to any Sub-Account or the Fixed Account is 10% of any Premium Payments, and the sum of allocations must add up to 100%.

If the Contract is issued in a state where, upon cancellation and within the cancellation period, the Company returns the Premium Payment(s) made, the Company reserves the right to allocate the initial

Premium Payment and any additional Premium Payments made during cancellation period to the Fixed Account or Money Market Sub-Account. Thereafter, allocations will be made as shown in the Policy Specifications Page in accordance with the selections made by the Owner(s).

GRACE PERIOD. If the Surrender Value on a Monthly Anniversary Day is insufficient to cover the Monthly Deductions due on that Monthly Anniversary Day, this Policy will stay in force for 61 days. This 61 day period is called the Grace Period.

If the Owner(s) does not pay sufficient Premium Payments to cover the current and past due Monthly Deductions by the end of the Grace Period, this Policy will terminate without value and all coverage under this Policy will terminate. At the beginning of the Grace Period, the Company will mail a notice of such Premium Payments due to the Owner's last known address. The Company will also mail a notice of such Premium Payments due to the address of any assignee of record at least 30 days prior to the end of the Grace Period. Coverage continues during the Grace Period. The Company will deduct unpaid Monthly Deductions and Policy Debt from any Death Benefit payable if death occurs during the Grace Period.

REINSTATEMENT. Prior to the Insured's death if this Policy has lapsed, it can be reinstated. Reinstatement means to restore this Policy when the Policy has terminated at the end of the Grace Period. We will not reinstate this Policy if it has been surrendered. The Company will reinstate this Policy if the Company receives:

    (1) the Owner's written request within five years after the end of the Grace Period,

    (2) evidence of insurability satisfactory to the Company,

    (3) payment of Premium Payments equal to all Monthly Deductions that were due and unpaid during the Grace Period with interest at a rate not to exceed 6% per annum compounded annually, if required by the Company, and payment of Premium Payments at least sufficient to keep this Policy in force for three months (We may accept Premium Payments larger than this amount), and

    (4) payment of or reinstatement of any Policy Debt which existed at the end of the Grace Period.

The effective date of a reinstated policy will be the day the Company approves the reinstatement and all of the above requirements have been received.

MINIMUM VALUES. The values and benefits of this Policy shall not be less than the minimum benefits required by the statutes of the state in which this Policy was delivered.

                          DEDUCTIONS FROM POLICY VALUE

MONTHLY DEDUCTIONS. The Monthly Deductions are charges made as of the Policy Effective Date and on each Monthly Anniversary thereafter. Monthly Deductions will reduce the Sub-Account Value(s) and/or Fixed Account Value in proportion that the Fixed Account Value and each Sub-Account Value bears to the Policy Value. Beginning as of the Policy Effective Date, We will deduct Monthly Deductions described in the Policy Specifications Page.

POLICY EXPENSE CHARGE. We will deduct a monthly charge from the Variable Account and the Fixed Account Values equal to the percentage of the Policy Value shown on the Policy Specifications Page.

COST OF INSURANCE CHARGE. The monthly Cost of Insurance Charge, which is described on the Policy Specifications Page, is determined at the beginning of each policy month by the Company. The Cost of Insurance Charge is deducted from the Variable Account and Fixed Account Values.

CHARGES FOR BENEFITS UNDER RIDERS. We will deduct a monthly charge for each rider to the Policy as shown on the Policy Specifications Page.

MORTALITY AND EXPENSE RISK CHARGE. We will deduct a Mortality and Expense Risk Charge equal, on a monthly basis, to the percentage shown on the Policy Specifications Page of the daily net asset value of each Sub-Account in the Variable Account. This deduction is made to compensate the Company for assuming the mortality and expense risks under this Policy. The Mortality and Expense Risk Charge is deducted only from the Variable Account.

                                OTHER DEDUCTIONS

We also make the following other deductions as they occur:

    (1) Annual Maintenance fee, if applicable, on each Policy Anniversary and on any day this Policy is surrendered if the surrender occurs on any day other than the Policy Anniversary.

    (2) Transfer fee for certain transfers of the Policy Value.

    (3) Surrender Charge and Premium Tax Recovery Charge, if applicable.

ANNUAL MAINTENANCE FEE. The Annual Maintenance Fee is shown on the Policy Specifications Page and is deducted from the Policy Value on each Policy Anniversary. The Annual Maintenance Fee will be deducted from each Sub-Account's Value and the Fixed Account's Value in the same proportion that such values have to the unloaned Policy Value.

TRANSFER FEE.  The Transfer Fee is described on the Policy Specification Page.

SURRENDER CHARGE AND PREMIUM TAX RECOVERY CHARGE. The Surrender Charge and Premium Tax Recovery Charge are shown on the Policy Specifications Page and are deducted if you surrender this Policy, or if an amount greater than the Annual Withdrawal Amount is requested, or if this Policy lapses at the end of a Grace Period.

              BASIS OF COMPUTATIONS FOR COST OF INSURANCE CHARGES

Minimum Surrender Values are based on the maximum cost of insurance rates and the guaranteed interest rate shown on the Policy Specification Pages. The maximum cost of insurance rates are based on the Commissioner's 1980 Standard Ordinary Smoker or Non-Smoker, Male or Female Mortality Table (age last birthday) and the rate class of the Insured. Surrender Values are at least equal to those required by law.

                                 FIXED ACCOUNT

CALCULATION OF THE FIXED ACCOUNT VALUE. The value of the Fixed Acunt at any time is equal to:

    (a) the Premium Payments, net of the initial charges, allocated to the Fixed Account; plus

    (b) Policy Value transferred to the Fixed Account; plus

    (c) interest credited to the Fixed Account; less

    (d) any withdrawals or transfers from the Fixed Account, including any Transfer Fees deducted from the Fixed Account; less

    (e) any Surrender Charges and Premium Tax Recovery Charge deducted;less

    (f) any Annual Maintenance Fees; less

    (g) Monthly Deductions other than the Mortality and Expense Risk Charge.

INTEREST CREDITED. The Company guarantees that the interest credited during the first Policy Year to the initial Premium Payment allocated to the Fixed Account will be at a rate not less than the Initial Annual Effective Interest Rate for the Fixed Account shown on the Policy Specifications Page.

For subsequent Premium Payments allocated to or Policy Value transferred to the Fixed Account, the guaranteed interest rate applicable will be the annual effective interest rate in effect on the date the subsequent Premium Payment is received by Us or the date the transfer is made. Such guaranteed interest rate will apply to such amounts for a twelve month period which begins on the date the Premium Payment is allocated or the date the transfer is made.

After the guaranteed interest rate expires, (i.e., 12 months after the Premium Payment or transfer is placed in the Fixed Account) We will credit interest on the Fixed Account Value attributable to such Premium Payments and transfers at the current interest rate in effect. New current interest rates are effective for such Fixed Account Value for 12 months from the time they are first applied. The Initial Annual Effective Interest Rate and the current interest rates the Company will credit are annual effective interest rates of not less than 4.00%. For purposes of crediting interest, amounts deducted, transferred or withdrawn from the Fixed Account will be accounted for on a "first-in, first-out" (FIFO) basis.

The Company reserves the right to apply different interest rate guarantees to amounts credited to the Fixed Account.

                                VARIABLE ACCOUNT

GENERAL DESCRIPTION. The variable benefits under this Policy are provided through the Protective Variable Life Separate Account which is a separate investment account of the Company. The Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The portion of the assets of the Variable Account equal to the reserves and other contract liabilities of the Variable Account are not chargeable with the liabilities arising out of any other business We may conduct. We have the right to transfer to our General Account any assets of the Variable Account which are in excess of such reserves and other liabilities. The assets of the Variable Account are available to cover the liabilities of the General Account of the Company only to the extent that the assets of the Variable Account exceed the liabilities of the Variable Account arising under the policies supported by the Variable Account.

SUB-ACCOUNTS OF THE VARIABLE ACCOUNT. The assets of the Variable Account are divided into a series of Sub-Accounts that are listed on the Policy Specifications Page and in the current Prospectus you received. Each Sub-Account invests exclusively in shares of a corresponding Fund. Any amounts of income, dividends, and gains distributed from the shares of a Fund will be reinvested in additional shares of that Fund at its Net Asset Value Per Share.

When permitted by law, We may:

    (1) create new variable accounts;

    (2) combine variable accounts, including the Variable Account;

    (3) add new Sub-Accounts to or remove existing Sub-Accounts from the Variable Account or combine Sub-Accounts;

    (4) make new Sub-Accounts or other Sub-Accounts available to such classes of the Policies as We may determine;

    (5) add new Funds or remove existing Funds;

    (6) if shares of a Fund are no longer available for investment or if We determine that investment in a Fund is no longer appropriate in light of the purposes of the Variable Account, substitute a different Fund for any existing Fund;

    (7) deregister the Variable Account under the Investment Company Act of 1940 if such registration is no longer required;

    (8) operate the Variable Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law; and

    (9) make any changes to the Variable Account or its operations as may be required by the Investment Company Act of 1940 or other applicable law or regulations.

The investment policy of the Variable Account will not be changed without approval pursuant to the insurance laws of the State of Tennessee. If required, approval of or change of investment policy will be filed with the insurance department of the state where this Policy is delivered.

The values and benefits of this Policy provided by the Variable Account depend on the investment performance of the Funds in which your selected Sub-Accounts are invested. We do not guarantee the investment performance of the Funds. The Owner(s) bear the full investment risk for Premium Payments allocated or Policy Value transferred to the Sub-Accounts.

VALUATION OF ASSETS. Assets of Funds held by each Sub-Account will be valued at their Net Asset Value per share on each Valuation Day. The Prospectus the Owners(s) received for each of the Funds defines the Net Asset Value per share of the Funds and describes each Fund.

CALCULATION OF SUB-ACCOUNT VALUES. The Sub-Account Value for any Sub-Account is equal to the number of Units this Policy then has in that Sub-Account, multiplied by the value of such units at that time. Amounts allocated, transferred or added to a Sub-Account are used to purchase Units of that Sub-Account. Units are redeemed when amounts are deducted, transferred or withdrawn. The number of Units in a Sub-Account at any time is equal to the number of Units purchased minus the number of Units redeemed up to such time.

For each Sub-Account, the Premium Payments, net of the initial charges, allocated to or Policy Value transferred to the Sub-Account are converted into Units. The number of Units credited is determined by dividing the dollar amount directed to each Sub-Account by the value of the Unit for that Sub-Account for the Valuation Day on which the Premium Payments allocated to or Policy Value transferred are credited to the Sub-Account. The Unit value at the end of every Valuation Day is the Unit value at the end of the previous Valuation Day times the Net Investment Factor, as described below.

NET INVESTMENT FACTOR The Unit value for each Sub-Account for any Valuation Period is determined by the Net Investment Factor. The Net Investment Factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor for a Sub-Account for any Valuation Period is determined by dividing (1) by (2) where:

(1) is the result of:

    a. the Net Asset Value Per Share of the Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

    b. the per share amount of any dividend or capital gain distributions made by the Funds held in the SubAccount, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

    c. a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the operations of the Sub-Account.

(2) is the Net Asset Value Per Share of the Fund held in the Sub-Account, determined at the end of the last prior Valuation Period.

                                 DEATH BENEFIT

DEATH BENEFIT PROCEEDS. On the Insured's death, provided this Policy is in force, We will pay the Death Benefit Proceeds when We receive satisfactory proof of death of the Insured.

AMOUNT OF DEATH BENEFIT PROCEEDS. The Death Benefit Proceeds will be determined as of the date of the Insured's death and will be equal to (1), minus (2), minus
(3), where:

(1) is the Death Benefit;

(2) is any Policy Debt; and

(3) is any unpaid Monthly Deductions, if the Insured dies during a grace period.

The death benefit will be the greater of the Face Amount of insurance on the Insured's date of death; or a specified percentage of the Policy Value on the date of the Insured's death as indicated on the Table of Percentages below.

                              TABLE OF PERCENTAGES

 ATTAINED                  ATTAINED                  ATTAINED                 ATTAINED
    AGE      PERCENTAGE       AGE      PERCENTAGE       AGE      PERCENTAGE      AGE     PERCENTAGE
-----------  -----------  -----------  -----------  -----------  -----------  ---------  -----------
      0-40         250%           50         185%           60         130%          70        115%
        41         243%           51         178%           61         128%          71        113%
        42         236%           52         171%           62         126%          72        111%
        43         229%           53         164%           63         124%          73        109%
        44         222%           54         157%           64         122%          74        107%
        45         215%           55         150%           65         120%       75-90        105%
        46         209%           56         146%           66         119%          91        104%
        47         203%           57         142%           67         118%          92        103%
        48         197%           58         138%           68         117%          93        102%
        49         191%           59         134%           69         116%          94        101%
                                                                                   95 +        100%

The Table of Percentages are determined to comply with Section 7702 of the Internal Revenue Code, as amended.

PAYMENT OF DEATH BENEFITS PROCEEDS. We will pay the Death Benefit Proceeds to the Beneficiary in a lump sum, unless a Settlement Option has been selected.

SUSPENSION OF PAYMENT. Payment of Death Benefit Proceeds may be suspended or delayed under the circumstances described herein for suspension or delay of payment of surrenders or withdrawals.

CREDITOR CLAIMS. To the extent permitted by applicable laws, no right or benefit under this Policy shall be subject to claims of creditors, except as may be provided by an assignment.

                                   TRANSFERS

TRANSFER RIGHTS. On or after the later of : (1) thirty days after the Policy Effective Date; or (2) six days after the ten-day cancellation period, or such other period as required by law, upon receipt of Written Notice, the Owner(s) may transfer the Fixed Account Value or any Sub-Account Value to other Sub-Accounts and/ or the Fixed Account. The transfer will be effected as of the date We receive Written Notice from the Owner(s).

The amount transferred must be at least $100 or, if less, the entire amount in the Fixed Account or the Sub-Account(s) each time a transfer is made. If, after the transfer, the amount remaining in the Fixed Account or Sub-Account(s) from which the transfer is made is less than $100, We reserve the right to transfer the entire amount instead of the requested amount.

The Policy Value on the effective date of the transfer will not be affected except to the extent of the Transfer Fee. We reserve the right to limit transfer requests to no more than 12 per year. For each additional transfer request over 12 during each Policy Year, We reserve the right to charge a Transfer Fee which is indicated on the Policy Specifications Page. The Transfer Fee, if any, will be deducted from the amount being transferred.

We reserve the right, at any time and without prior notice, to terminate, suspend or modify the transfer privileges described above.

                           SURRENDERS AND WITHDRAWALS

SURRENDERS. Prior to the Insured's death, and while this Policy is in force, this Policy may be surrendered for its Surrender Value. The surrender will be effective as of the Valuation Day on which We receive a Written Notice requesting surrender of this Policy. Once the surrender is effective, all benefits provided by this Policy cease and this Policy cannot be reinstated.

SURRENDER CHARGE AND PREMIUM TAX RECOVERY CHARGE. Full surrenders and certain Withdrawals will be subject to a Surrender Charge and Premium Tax Recovery Charge. The Surrender Value is equal to the Policy Value minus any applicable Surrender Charge, Premium Tax Recovery Charge, and Policy Debt. A Surrender Charge and Premium Tax Recovery Charge will not apply to the Annual Withdrawal Amount or the payment of the Death Benefit.

The Surrender Charge and Premium Tax Recovery Charge are described on the Policy Specifications Page. The Surrender Charge and Premium Tax Recovery Charge apply to and are calculated separately for each Premium Payment. The Company assumes that Premium Payments are withdrawn on a "first-in, first-out" (FIFO) basis, and that any Policy Value in excess of Premium Payments made is withdrawn first before any Premium Payment(s). A Surrender Charge will not apply to any earnings on Premium Payment(s). Surrenders will result in the cancellation of Units from each applicable Sub-Account and/or in a reduction of the Fixed Account Value.

WITHDRAWALS. At any time prior to the Insured's death, and while this Policy is in force, the Owner(s) may make a written request for a Withdrawal of the Surrender Value. In order to request a Withdrawal during the first Policy Year, the Owner must have made an Initial Premium Payment of at least $10,000. In order to request a Withdrawal on or after the first Policy Anniversary, the Policy Value must be at least $10,000 as of the date we receive the request. The Company will withdraw the amount requested from the Policy Value as of the business day on or next following the day the written request is received. A Surrender Charge and Premium Tax Recovery Charge may apply if the cumulative amount of the withdrawal exceeds the Annual Withdrawal Amount. We reserve the right to decline to process a Withdrawal request if, after the Face Amount is decreased as provided below, the remaining Face Amount would be below the Minimum Face Amount on the Policy Specifications Page; or We determine that the Withdrawal would cause this Policy to fail to qualify as a life insurance contract under applicable tax laws, as interpreted by Us.

Withdrawals and any applicable Surrender Charge and Premium Tax Recovery Charge will result in the cancellation of Units from each applicable Sub-Account and/or a reduction in the Fixed Account Value. The Owner(s) may specify the amount of the Withdrawal to be made from any Sub-Account and/or the Fixed Account. If the Owner does not so specify, and/or if the amount in the designated Sub-Accounts or the Fixed Account is insufficient to comply with the request, the Withdrawal will be made from each Sub-Account and the Fixed Account based on the proportion that such Sub-Account Value and/or Fixed Account Value bears to the total unloaned Policy Value on the Valuation Day immediately prior to the Withdrawal.

The Company reserves the right to refuse a withdrawal request, if after the withdrawal, the Policy Value would be less than ten percent of the current Face Amount.

ANNUAL WITHDRAWAL AMOUNT. The Annual Withdrawal Amount is the annual amount you may withdraw during a Policy Year and not incur a Surrender Charge or Premium Tax Recovery Charge. The Annual Withdrawal amount is shown on the Policy Specifications Page.

DECREASING THE FACE AMOUNT. In the event a Withdrawal is requested, We will reduce the Face Amount of this Policy. Any decrease in Face Amount will go into effect on the date that the Withdrawal is processed.

The decrease in Face Amount will be made on a proportionate basis in accordance with the following formula:

Decreased Face Amount = F times (P minus W) divided by P

                     F          =  Current Face Amount
                     P          =  Policy Value
                     W          =  Withdrawal Amount and any applicable charges

                                  POLICY LOANS

RIGHT TO MAKE LOANS, POLICY DEBT. At any time prior to the Insured's death, and while this Policy is in force, the Owner(s) may make a written request for a loan on this Policy provided it has Surrender Value greater than zero. However, this Policy must be properly assigned to the Company before any policy loan is made. No other collateral is needed. Any policy loan must be for at least a minimum loan amount of $500. The Company may delay making any policy loan from the Fixed Account for up to six months.

MAXIMUM LOAN. The most the Owner(s) can borrow is an amount that equals 90% of the Surrender Value of this Policy on the date the policy loan request is received.

INTEREST. Except as described below, the interest charged on any policy loan is at an effective annual rate of 6%, compounded yearly on the Policy Anniversary. Interest payments are due for the prior Policy Year on each Policy Anniversary. If interest is not paid when due, it will be added to the amount of the policy loan and will bear interest at the rate payable on the policy loan. Interest is charged in arrears from the date of the policy loan. Interest, as it accrues from day to day, is considered part of the policy debt.

PREFERRED LOAN. If the Surrender Value exceeds the total of all Premium Payments made since issue, a preferred loan is available. The amount available for a preferred loan is the amount by which the Surrender Value exceeds total Premium Payments made. The preferred loan portion of the Loan Account will be charged interest at a rate not to exceed the Preferred Loan Interest Rate shown on the Policy Specifications Page. The amount of loan that qualifies as a preferred loan is determined as of the date a request for a loan is received and on each Policy Anniversary.

COLLATERAL. When a policy loan is made, an amount sufficient to secure the policy loan is transferred out of the Sub-Account(s) and the Fixed Account and into the Policy's Loan Account. The Owner(s) can specify how to allocate the amount to be transferred to the Loan Account as collateral from among the Sub-Account(s) and the Fixed Account. If an allocation is not specified, the amount will be allocated in the same proportion that the value of your Fixed Account and the value of your Sub-Account(s) bear to the total unloaned Policy Value on the date We make the policy loan. An amount equal to any unpaid policy loan interest will also be transferred on each Policy Anniversary to the Loan Account. We will allocate the unpaid interest based on the proportion that the value of your Fixed Account and the value of your Sub-Account(s) bear to the total unloaned Policy Value. The Loan Account Value will be recalculated: (1) when policy interest is added to the amount of the loan; (2) when a loan repayment is made; or (3) when a new policy loan is made.

We will credit the Loan Account with interest at an effective annual rate of not less than the Guaranteed Interest Rate for the Fixed Account. We will determine such rate in advance of each calendar year. This rate will apply to the calendar year which follows the date of determination. On each Policy Anniversary, the interest earned on the Loan Account since the preceding Policy Anniversary will be transferred to the Sub-Account(s) and the Fixed Account. The interest will be transferred to the Sub-Account(s) and the Fixed Account in the same proportion that Premium Payments are allocated.

If the Loan Account Value exceeds the Cash Value the Owner(s) must pay the excess. We will send you a notice of the amount the Owner(s) must pay. This amount must be paid within 31 days after We send the notice, or this Policy will lapse. We will send the notice to you and to any assignee of record.

REPAYING POLICY DEBT. Policy Debt can be repaid in part or in full any time during the Insured's life while this Policy is in force. When a loan repayment is made, Policy Value in the Loan Account in an amount equal to that payment will be transferred to the Sub-Account(s) and the Fixed Account. The Owner(s) may tell Us how to allocate this transfer among the Sub-Account(s) and the Fixed Account. If no allocation is specified, We will allocate that amount among the Sub-Account(s) and the Fixed Account in the same proportion that Premium Payments are allocated.

                              CHANGING THIS POLICY

The Owner(s) can request certain changes subject to certain conditions. The Owner's request must be received in writing at the Company's Home Office.

CHANGE APPROVAL. No change or waiver of the terms of this Policy is valid unless made by Us in writing, and approved by an Officer of the Company. We reserve the right to change the provisions of this Policy to conform to any applicable laws, regulations or rulings issued by a governmental agency. No agent has the authority to make any changes or waive any of the terms of this Policy.

INCREASING THE FACE AMOUNT. After the first Policy Anniversary, the Owner(s) may submit a supplemental application for an increase in Face Amount. The Company reserves the right to require

    (i) satisfactory proof of insurability in connection with evaluating any requested increase in Face Amount; and

    (ii) a minimum additional Premium Payment of $10,000 for such increase.

The Insured's current Attained Age must be less than the maximum issue age. Any increase approved by the Company will be effective on the Monthly Anniversary Day that falls on or next following the date the Company approves the request for increase. The effective date of any increase will be shown on the supplemental Policy Specifications Page which will be issued and attached to this Policy.

                               SETTLEMENT OPTIONS

Optional Methods of Settlement provide alternative ways in which payment can be made. Payment under these Optional Methods of Settlement will not be affected by the investment experience of any Sub-Account after the proceeds are applied under such option.

AVAILABILITY OF OPTIONS. Upon written request, all or part of the Death Benefit Proceeds or Surrender Value may be applied under any Settlement Option We offer on the option date. The option date is any date this Policy terminates under the termination provision. If this Policy is assigned, either before or after the choice of an option, any amount due to the assignee will be paid in one sum. The balance, if any, may be applied under any Settlement Option.

MINIMUM AMOUNTS. If the amount to be applied under any Settlement Option for any one person is less than $5,000, the Company may pay that amount in one sum instead. If the payments under any option come to less than $50 each, the Company has the right to make payments at less frequent intervals.

ELECTING A SETTLEMENT OPTION. To elect any Settlement Option, the Company requires that a written request, satisfactory to it, be received at its Home Office. The Owner(s) may elect a Settlement Option during the Insured's lifetime. If the Death Benefit Proceeds are payable in one sum when the Insured dies, the Beneficiary may elect a Settlement Option with the Company's consent.

EFFECTIVE DATE AND PAYMENT DATE. The effective date of a Settlement Option is the date the amount is applied under that option. For Death Benefit Proceeds, this is the date that due proof of the Insured's death is received at the Company's Home Office. For the Surrender Value, it is the effective date of surrender.

A later date for the first payment may be requested in the Settlement Option election. All payment dates will fall on the same day of the month as the first one. No payment will become due until a payment date. No partial payment will be made for any period shorter than the time between payment dates.

If the Surrender Value is applied under any option, the Company may delay payment of any withdrawal for up to six months. Interest at the rate in effect for Option 3 during this period will be paid on the amount withdrawn.

DESCRIPTION OF OPTIONS. The Company's Settlement Options are described below. Any other Settlement Option agreed to by the Company may be elected. The Settlement Options are described in terms of monthly payments.

OPTION 1--PAYMENT FOR A FIXED PERIOD. Equal monthly payments will be made for any period selected up to 30 years. The amount of each payment depends on the total amount applied, the period selected and the monthly payment rates the Company is using when the first payment is due. The rate of any payment for each $1,000 of proceeds applied will not be less than shown in the Option 1 Table. The payments shown in this table are based on an interest rate of 3% per year.

                                 OPTION 1 TABLE
             MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED

               MONTHLY                   MONTHLY                   MONTHLY
     YEARS     PAYMENT       YEARS       PAYMENT       YEARS       PAYMENT
-----------  -----------     -----     -----------     -----     -----------
         1    $   84.47           11    $    8.86           21    $    5.32
         2        42.86           12         8.24           22         5.15
         3        28.99           13         7.71           23         4.99
         4        22.06           14         7.26           24         4.84
         5        17.91           15         6.87           25         4.71
         6        15.14           16         6.53           26         4.59
         7        13.16           17         6.23           27         4.47
         8        11.68           18         5.96           28         4.37
         9        10.53           19         5.73           29         4.27
        10         9.61           20         5.51           30         4.18

OPTION 2--LIFE INCOME WITH PAYMENTS FOR A GUARANTEED PERIOD. Equal monthly payments are based on the life of the named person. Payments will continue for the lifetime of that person with payments guaranteed for 10 or 20 years. Payments stop at the end of the selected guaranteed period or when the named person dies, whichever is later.

The Option 2 Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates the Company is using when the first payment is due. They will not be less than shown in the Table, which is based on the 1983 Individual Annuity Mortality Table A projected 13 years with interest at 3% per annum. One year will be deducted from the Attained Age of the named person for every completed three years beyond the year 1996. The Age of the payee is the age at the birthday nearest to the effective date of the Option.

                                 OPTION 2 TABLE

                       MALE                     FEMALE                                MALE                     FEMALE
                GUARANTEED PERIOD         GUARANTEED PERIOD                    GUARANTEED PERIOD         GUARANTEED PERIOD
  AGE OF     ------------------------  ------------------------   AGE OF    ------------------------  ------------------------
   PAYEE       10 YRS       20 YRS       10 YRS       20 YRS       PAYEE      10 YRS       20 YRS       10 YRS       20 YRS
-----------  -----------  -----------  -----------  -----------  ---------  -----------  -----------  -----------  -----------
      0-30         3.08         3.07         2.95         2.95      56            4.33         4.16         3.93         3.86
        31         3.10         3.09         2.97         2.96      57            4.42         4.22         4.00         3.92
        32         3.13         3.12         2.99         2.98      58            4.51         4.29         4.08         3.98
        33         3.16         3.15         3.01         3.00      59            4.61         4.36         4.16         4.04
        34         3.19         3.17         3.03         3.03      60            4.71         4.43         4.24         4.11
        35         3.22         3.20         3.06         3.05      61            4.82         4.49         4.33         4.18
        36         3.25         3.23         3.08         3.07      62            4.94         4.57         4.42         4.25
        37         3.28         3.26         3.11         3.10      63            5.06         4.64         4.52         4.32
        38         3.32         3.29         3.13         3.12      64            5.19         4.71         4.63         4.40
        39         3.35         3.33         3.16         3.15      65            5.32         4.77         4.74         4.47
        40         3.39         3.36         3.19         3.18      66            5.46         4.84         4.86         4.55
        41         3.43         3.40         3.22         3.21      67            5.61         4.91         4.98         4.63
        42         3.48         3.44         3.25         3.24      68            5.76         4.97         5.12         4.70
        43         3.52         3.48         3.29         3.27      69            5.91         5.03         5.26         4.78
        44         3.57         3.52         3.32         3.31      70            6.08         5.09         5.41         4.86
        45         3.61         3.56         3.36         3.34      71            6.25         5.15         5.56         4.93
        46         3.67         3.61         3.40         3.38      72            6.42         5.20         5.73         5.00
        47         3.72         3.66         3.44         3.42      73            6.59         5.24         5.90         5.06
        48         3.77         3.70         3.49         3.48      74            6.77         5.29         6.08         5.13
        49         3.83         3.75         3.53         3.50      75            6.96         5.33         6.27         5.18
        50         3.89         3.81         3.58         3.55      76            7.14         5.36         6.46         5.23
        51         3.96         3.86         3.63         3.59      77            7.32         5.39         6.66         5.28
        52         4.02         3.92         3.69         3.64      78            7.51         5.42         6.87         5.32
        53         4.10         3.97         3.74         3.69      79            7.69         5.44         7.08         5.36
        54         4.17         4.03         3.80         3.74      80            7.87         5.46         7.29         5.39
        55         4.25         4.10         3.87         3.80    & Over

OPTION 3--INTEREST INCOME. The Company will hold any amount applied under this Option. Interest on the unpaid balance will be paid each month at a rate determined by it. This rate will be not less than the equivalent of 3% per year.

OPTION 4--PAYMENTS OF A FIXED AMOUNT. Equal monthly payments will be for an agreed fixed amount. The amount of each payment may not be less than $10 for each $1,000 applied. Interest will be credited each month on the unpaid balance and added to it. This interest will be at a rate set by Us, but not less than an effective interest rate of 3% per year. Payments continue until the amount We hold runs out. The last payment will be for the balance only.

DEATH OF PAYEE. If the payee dies while there are any unpaid installments under Option 1 or before the end of the guaranteed period under Option 2, the Company will pay the commuted value of the remaining payments in a lump sum. The commuted value or any balance held under Option 3 or Option 4 will be paid to the payee's executors or administrators unless the written election of the Option directed the Company differently. Any commuted value will be calculated using 3% interest per year.